UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2008

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 20, 2008, Jarden Corporation (the “Company”) and its insurance carriers reached an agreement in principle with plaintiffs to settle the previously disclosed consolidated securities class action filed in 2006 against the Company, the Company’s Consumer Solutions subsidiary and certain officers of the Company alleging violations of the federal securities laws in connection with the Company’s public disclosure concerning its acquisition of The Holmes Group, Inc. in 2005. Pursuant to the settlement, the Company’s insurance carriers will pay $8 million into a settlement fund. The plaintiffs’ counsel will seek a portion of that fund to cover attorneys’ fees and expenses. The settlement, which is subject to court approval, will provide a full release of all defendants in connection with the allegations raised in the class action. The Company denies all of the allegations in the lawsuit and believes that its disclosures were appropriate under the law. Nevertheless, the Company has agreed to settle the litigation in order to avoid costly and time-consuming litigation. There will be no earnings or cash effect of this settlement on the Company as the entire amount of the settlement will be paid by the Company’s liability insurers. The related shareholder derivative suit, which was filed in February 2006, was previously dismissed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2008

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary